Exhibit 99.1

Mesa Labs Reports 8% Increase in Second Quarter Revenues

Lakewood, Colorado, November 5, 2013 — Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”) today reported an eight percent increase in revenues for the second quarter ended September 30, 2013.

Revenues for the second quarter increased eight percent to $12,676,000 as compared to $11,706,000 for the same quarter last year.  Net income for the second quarter decreased 14 percent to $1,932,000 or $0.54 per diluted share of common stock as compared to $2,248,000 or $0.64 per diluted share of common stock for the same quarter last year.  Net income for the second quarter was impacted by a net $638,000 (before tax) of unusual items, comprised of a $1,106,000 expense for uncollected sales tax liabilities which was partially offset by a gain of $468,000 related to the sale of the Nusonics product line.  The net impact of these unusual items (after tax) reduced our net income per diluted share of common stock by $0.12 for the second quarter.

Revenues for the six months ended September 30, 2013 increased seven percent to $23,894,000 as compared to $22,266,000 for the same period last year.  Net income for the six months ended September 30, 2013 decreased 13 percent to $3,792,000 or $1.06 per diluted share of common stock as compared to $4,348,000 or $1.23 per diluted share of common stock for the same period last year.  Net income for the six months ended was impacted by the same second quarter unusual items noted above.  The net impact of these unusual items (after tax) reduced our net income per diluted share of common stock by $0.11 for the six months ended September 30, 2013.

On a non-GAAP basis, adjusted net income (which excludes the non-cash impact of amortization of intangible assets, net of tax) for the second quarter decreased 13 percent to $2,337,000(1) or $0.65 per diluted share of common stock as compared to $2,684,000 or $0.76 per diluted share of common stock for the same quarter last year.  Adjusted net income for the six months ended September 30, 2013 decreased 11 percent to $4,574,000 or $1.28 per diluted share of common stock as compared to $5,167,000 or $1.46 per diluted share of common stock for the same period last year.  Adjusted net income for the second quarter and the six months ended September 30, 2013 was impacted by the same second quarter unusual items noted above.

“Mesa experienced solid revenue growth during the first six months of fiscal year 2014”, commented John J. Sullivan, President and CEO.  “Organic growth in our Biological Indicators (“BI”) division of four percent was complemented by 10 percent growth in our Instruments division, driven primarily by the Bios and SureTorque acquisitions, partially offset by the divestiture of our Nusonics line of instruments.  Additionally gross profit increased by five percent for the six month period, however gross profit margin percentage for the same period decreased by two percentage points.  This was due primarily to a BI product replacement initiative in the first quarter and the application of purchase accounting on assets associated with the SureTorque acquisition in the second quarter.  We expect our gross profit margin percentage to recover to normal levels during the second half of the fiscal year.”

“Mesa’s operating income decreased by $973,000 and $1,150,000 for the second quarter and the six months ended September 30, 2013, respectively as compared to the same periods last year”, continued John Sullivan.  “The decrease was primarily due to the $1,106,000 (before tax) expense associated with uncollected sales tax liabilities associated with prior periods.  This expense was accrued for in the second quarter, although the actual cash outlay will likely be spread out over several quarters (if not years) into the future.  It is however important to note that without this unusual expense, operating income would have been relatively flat for both the second quarter and six month period.  We believe that the unusual sales tax expense is behind us and as a result, we expect Mesa’s profitability to return to normal levels in the second half of the fiscal year.”

(1) The non-GAAP measures of adjusted net income and adjusted net income per diluted share are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. A reconciliation between these non-GAAP measures and their GAAP counterparts is set forth in the table below, along with additional information regarding their use.

Financial Summary

Statements of Income

(Unaudited)

(Amounts in thousands, except per share	Three months ended September 30,		Six months ended September 30,
data)	2013	2012	2013	2012
Revenues	$12,676	$11,706	$23,894	$22,266
Cost of revenues	5,076	4,458	9,497	8,562
Gross profit	7,600	7,248	14,397	13,704
Operating expenses	5,085	3,760	8,839	6,996
Operating income	2,515	3,488	5,558	6,708
Other income (expense), net	423	(36)	395	(70)
Earnings before income taxes	2,938	3,452	5,953	6,638
Income taxes	1,006	1,204	2,161	2,290
Net income	$1,932	$2,248	$3,792	$4,348

Net income per share (basic)	$0.57	$0.67	$1.11	$1.30
Net income per share (diluted)	0.54	0.64	1.06	1.23

Weighted average common shares outstanding:
Basic	3,412	3,349	3,403	3,343
Diluted	3,592	3,538	3,568	3,531

Balance Sheets

(Amounts in thousands)	September 30, 2013	March 31, 2013
	(Unaudited)
Cash and cash equivalents	$3,424	$4,006
Other current assets	15,177	15,449
Total current assets	18,601	19,455
Property, plant and equipment, net	7,772	7,406
Other assets	39,414	39,058
Total assets	$65,787	$65,919

Liabilities	$9,215	$13,166
Stockholders’ equity	56,572	52,753
Total liabilities and stockholders’ equity	$65,787	$65,919

Reconciliation of Non-GAAP Measures

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
(Amounts in thousands, except per share data)	2013	2012	2013	2012
Net income	$1,932	$2,248	$3,792	$4,348
Amortization of intangible assets, net of tax	405	436	782	819
Adjusted net income	$2,337	$2,684	$4,574	$5,167

Adjusted net income per share (basic)	$0.68	$0.80	$1.34	$1.55
Adjusted net income per share (diluted)	0.65	0.76	1.28	1.46

Weighted average common shares outstanding:
Basic	3,412	3,349	3,403	3,343
Diluted	3,592	3,538	3,568	3,531

The non-GAAP measures of adjusted net income and adjusted net income per share presented in the reconciliation above are defined to exclude the non-cash impact of amortization of intangible assets, net of tax. The tax effect is calculated using the average corporate rate for that period multiplied by the amortization. We believe that excluding these acquisition related expenses provides the ability to understand the benefits of acquisitions based on their cash return.

We provide non-GAAP adjusted net income and non-GAAP adjusted net income per share amounts in order to provide meaningful supplemental information regarding our operational performance. Our management uses non-GAAP measures to evaluate the performance of our business and to compensate employees. This information facilitates management’s internal comparisons to our historical operating results as well as to the operating results of our competitors. Since management finds this measure to be useful, we believe that our investors can benefit by evaluating both non-GAAP and GAAP results.

Our management recognizes that items such as amortization of intangible assets can have a material impact on our net income. To gain a complete picture of all effects on our profit and loss from any and all events, management does (and investors should) rely upon the GAAP statements of income. The non-GAAP numbers focus instead upon our core operating business.

Readers are reminded that non-GAAP measures are merely a supplement to, and not a replacement for, or superior to financial measures prepared according to GAAP. They should be evaluated in conjunction with the GAAP financial measures. It should be noted as well that our non-GAAP information may be different from the non-GAAP information provided by other companies.

About Mesa Laboratories, Inc.

We pursue a strategy of focusing primarily on quality control products, which are sold into niche markets that are driven by regulatory requirements. We prefer markets that have limited competition where we can establish a commanding presence and achieve high gross margins.  We are organized into two divisions across four physical locations.  Our Instruments Division designs, manufactures and markets quality control instruments and disposable products utilized in connection with the healthcare, pharmaceutical, food and beverage, medical device, industrial hygiene, semiconductor and petrochemical industries.  Our Biological Indicators Division manufactures and markets biological indicators and distributes chemical indicators used to assess the effectiveness of sterilization processes, including steam, gas, hydrogen peroxide and radiation, in the hospital, dental, medical device and pharmaceutical industries.

Forward Looking Statements

This press release may contain information that constitutes “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenue growth and statements expressing general views about future operating results — are forward-looking statements. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2013, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: John J. Sullivan, Ph.D.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000